Exhibit A:

Mr. Shao also directly owns an employee stock option to purchase 12,600 shares of Class A common stock with (i) an exercise price of $119.02 per share and (ii)
an expiration date of May 4, 2024. Of the 12,600 shares subject to this option,
2,600 shares vested on May 4, 2016, 5,000 shares vested on May 4, 2017, and
5,000 shares vested on May 4, 2018.

Mr. Shao also directly owns an employee stock option to purchase 10,000 shares of Class A common stock with (i) an exercise price of $165.01 per share and (ii)
an expiration date of February 2, 2025. Of the 10,000 shares subject to this option, 2,500 shares vested on February 2, 2016, 2,500 shares vested on February
2, 2017, 2,500 shares vested on February 2, 2018, and 2,500 shares vested on
February 2, 2019.

Mr. Shao also directly owns an employee stock option to purchase 25,000 shares of Class A common stock with (i) an exercise price of $131.53 per share and (ii)
an expiration date of February 8, 2028. Of the 25,000 shares subject to this option, 6,250 shares vested on February 8, 2019, 6,250 shares are scheduled to vest on February 8, 2020, 6,250 shares are scheduled to vest on February 8,
2021, and 6,250 shares are scheduled to vest on February 8, 2022.